Exhibit 99.1

MIDATECH PHARMA PLC
2016 U.S. OPTION PLAN

ARTICLE 1.	PURPOSE AND EFFECTIVE DATE

1.1          In General.  Midatech Pharma PLC (the “Company”) previously established and currently maintains the Midatech Pharma PLC Enterprise Management Incentive Scheme (the “Scheme”) to promote the interests of the Company and its shareholders.  The purposes of the Scheme are to provide eligible employees providing services to the Company and its Subsidiaries with incentives to contribute to the Company’s performance and growth, in the form of options allowing such persons to acquire equity ownership in the Company, and to enhance the Company’s ability to attract, reward and retain such persons upon whose efforts the Company’s success and future growth depends.

1.2          Purpose of the Plan.  The Company hereby adopts the Midatech Pharma PLC 2016 U.S. Option Plan (the “Plan”), as a sub-plan of the Scheme, to further promote the interests of the Company and its shareholders.  The purpose of the Plan is to specify the terms and conditions applicable to options that are granted under the Scheme to eligible employees of U.S. Subsidiaries. Any and all options granted under the Plan to such persons remain subject to the rules set forth in the Scheme, except to the extent  necessary to comply with the terms and conditions of the Plan.

ARTICLE 2.	DEFINITIONS

2.1          Definitions.  As used in the Plan, the following capitalized terms shall have the meanings set forth below. Capitalized terms not otherwise defined below shall have the meaning given such terms in the Scheme.

(a)          “Award” means, individually or collectively, a grant under this Plan of Incentive Stock Options or Nonqualified Stock Options.

(b)          “Award Agreement” means an agreement between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant under this Plan.  The Award Agreement may be in such form as the Committee shall determine.

(c)          “Cause” means, except to the extent the applicable Award Agreement provides otherwise or incorporates a different definition of “Cause,”  any act, action or series of acts or actions or any omission, omissions, or series of omissions that result in, or that have the effect of resulting in, (i) the commission by the Participant of a crime involving moral turpitude, which crime has a material adverse impact on the Company or a Subsidiary or which is intended to result in the personal enrichment of the Participant at the expense of the Company or a Subsidiary; (ii) the Participant’s material violation of his responsibilities, or the Participant’s gross negligence or willful misconduct; or (iii) the continuous and willful failure by the Participant to follow the reasonable directives of the Board of Directors.  In any event, the existence of “Cause” shall be determined by the Committee (or its delegate).

(d)          “Change in Control” means, except to the extent the applicable Award Agreement provides otherwise or incorporates a different definition of “Change in Control,” any merger or consolidation in which the Company is not the surviving corporation and which results in the holders of the outstanding voting securities of the Company (determined immediately prior to such merger or consolidation) owning less than a majority of the outstanding voting securities of the surviving corporation (determined immediately following such merger or consolidation), or any sale or transfer by the Company of all or substantially all of its assets or any tender offer or exchange offer for, or the acquisition, directly or indirectly, by any person or group of, all or a majority of the then-outstanding voting securities of the Company.  Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code, the foregoing events shall constitute a Change in Control to the extent an Award provides nonqualified deferred compensation subject to Section 409A of the Code only if such events also constitute a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Code.

(e)          “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor act thereto.  Reference to any section of the Code shall be deemed to include reference to applicable regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, regulations or guidance.

(f)           “Committee” means (i) the committee appointed by the Board to administer the Plan or (ii) in the absence of such appointment, the Board itself.  Notwithstanding the foregoing, to the extent required for Awards to be exempt from Section 16 of the Exchange Act pursuant to Rule 16b-3, the Committee shall consist of two or more Directors who are “non-employee directors” within the meaning of such Rule 16b-3, and to the extent required for Awards to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the Committee shall consist of two or more Directors who are “outside directors” within the meaning of Section 162(m) of the Code.

(g)          “Company” means Midatech Pharma PLC, or any successor thereto.

(h)          “Director” means any individual who is a member of the Board.

(i)            “Disability” means, except to the extent the applicable Award Agreement provides otherwise or incorporates a different definition of “Disability,” a permanent and total disability as described in Section 22(e)(3) of the Code and determined by the Committee.  Notwithstanding the foregoing, to the extent an Award provides nonqualified deferred compensation subject to Section 409A of the Code, Disability shall mean that a Participant is disabled within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code.

(j)            “Employee” means any employee of the Company or any Subsidiary that is formed in the United States.  Directors who are not otherwise employed by the Company or a Subsidiary are not considered Employees under this Plan.

(k)          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.  Reference to any section of (or rule promulgated under) the Exchange Act shall be deemed to include reference to applicable rules, regulations or other authoritative guidance thereunder, and any amendments or successor provisions to such section, rules, regulations and guidance.

(l)            “Fair Market Value” means, as of a particular date, the value of a Share determined on the basis of the closing sale price on the principal securities exchange on which the Shares may then be traded on the date as of which Fair Market Value is to be determined or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.  To the extent permitted under applicable laws, Fair Market Value can also be determined by using a volume weighted average price for a certain number of days (not to exceed twenty (20) days) preceding the relevant date for Fair Market Value determination.

(m)         “Family Members” means the Participant’s minor child, minor stepchild or spouse.

(n)          “Incentive Stock Option” or “ISO” means an option to purchase Shares granted under Article 6, which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

(o)          “Involuntary Termination Without Cause” means the dismissal, or the request for the resignation, of a Participant by either (i) a court order, order of any court-appointed liquidator or trustee of the Company, or the order or request of any creditors’ committee of the Company constituted under the federal bankruptcy laws, provided that such order or request contains no specific reference to actions or omissions that would constitute Cause; or (ii) a duly authorized corporate officer of the Company or any Subsidiary, or by the Board, for any reason other than for Cause.

(p)          “Named Executive Officer” means a Participant who is considered a “covered employee” for purposes of Section 162(m) of the Code.

(q)          “Nonqualified Stock Option” or “NSO” means an option to purchase Shares granted under Article 6, and which is not intended or otherwise fails to meet the requirements of Section 422 of the Code.

(r)          “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(s)          “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee in accordance with Article 6.

(t)          “Participant” means an Employee who has been granted an Award under the Plan and which Award is outstanding.

(u)          “Plan” means this Midatech Pharma PLC 2016 U.S. Option Plan, as amended from time to time.

(v)          “Subsidiary” means a corporation, partnership, limited liability company, joint venture or other entity in which the Company directly or indirectly controls more than 50% of the voting power or equity or profits interests; provided, that for purposes of Incentive Stock Options, Subsidiary means a “subsidiary corporation” within the meaning of Section 424(f) of the Code.  Unless the Committee provides otherwise, for purposes of granting Options, an entity shall not be considered a Subsidiary if such Options would then be considered to provide for a deferral of compensation within the meaning of Section 409A of the Code.

(w)          “Ten Percent Stockholder” means a Participant who owns (directly or by attribution within the meaning of Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, any Subsidiary or a parent of the Company.

(x)          “Termination of Service” means, except to the extent the applicable Award Agreement provides otherwise or incorporates a different definition of “Termination of Service” (and which may instead use the term “Separation from Service,” including for purposes of compliance with Section 409A of the Code), the termination of a Participant’s service with the Company and its Subsidiaries as an Employee or consultant for any reason other than a change in the capacity in which the Participant renders service to the Company or a Subsidiary or a transfer between or among the Company and its Subsidiaries.  Unless otherwise determined by the Committee, an Employee shall be considered to have incurred a Termination of Service if his or her employer ceases to be a Subsidiary.  All determinations relating to whether a Participant has incurred a Termination of Service and the effect thereof shall be made by the Committee in its discretion, including whether a leave of absence shall constitute a Termination of Service, subject to applicable law.

ARTICLE 3.	ADMINISTRATION

3.1          Authority of the Committee.  Subject to the provisions of the Plan, the Committee shall have full and exclusive power to select the individuals to whom Awards may from time to time be granted under the Plan; grant Awards; determine the size and types of Awards; determine the terms, restrictions and conditions of Awards in a manner consistent with the Plan (including, but not limited to, the number of Shares subject to an Award; vesting or exercise conditions applicable to an Award; the duration of an Award; restrictions on transferability of an Award and any Shares issued thereunder; whether, to what extent and under what circumstances Awards may be settled in cash, Shares or otherwise; subject to applicable law, the effect of a suspension of employment or leave of absence on an Award; and other restrictions and covenants upon which a Participant’s rights to receive, exercise or retain an Award or cash, Shares or other gains related thereto shall be contingent); construe and interpret the Plan and any agreement or instrument entered into under the Plan; correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award Agreement and determine all questions arising under the Plan or any Award Agreement; establish, amend, waive or rescind rules and regulations for the Plan’s administration (including without limitation rules and regulations relating to the Plan as a sub-plan established for the purposes of satisfying applicable U.S. laws or qualifying for favorable tax treatment under applicable U.S. laws, as provided in Section 11.14); delegate administrative responsibilities under the Plan; and (subject to the provisions of Article 9) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee, including accelerating the time any Option may be exercised, waiving restrictions and conditions on Awards and establishing different terms and conditions relating to the effect of a Termination of Service.  The Committee also shall have the absolute discretion to make all other determinations and take any other actions that may be necessary or advisable in the Committee’s opinion for the administration of the Plan.

3.2          Award Agreements.  Each Award granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee shall determine.  Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and incorporate any other terms and conditions, not inconsistent with the Plan (except when necessary to comply with Section 409A or other applicable law), as may be directed by the Committee.  Except to the extent prohibited by applicable law, the Committee may, but need not, require as a condition of any such Award Agreement’s effectiveness that the Agreement be signed by the Participant.

3.3          Decisions Binding.  All determinations, decisions and interpretations made by the Committee pursuant to the provisions of the Plan and all related resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, the Company’s shareholders, and Participants and their estates and beneficiaries.

3.4          Indemnification.  In addition to such other rights they may have as Directors or members of the Committee, each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against any loss, cost, liability or expense (including settlement amounts paid with the approval of the Committee) that may be imposed upon or reasonably incurred by the Committee member in connection with or resulting from any claim, action, suit or proceeding in which the member may be a party or otherwise involved by reason of any action taken or failure to act under or in connection with the Plan or any Award, except with respect to matters as to which the Committee member has been grossly negligent or engaged in willful misconduct or as prohibited by applicable law; provided, however, that the member shall give the Company an opportunity, at its own expense, to handle and defend the same before the member undertakes to handle and defend it on the member’s own behalf.

ARTICLE 4.	SHARES SUBJECT TO THE PLAN; LIMITS

4.1          Shares Available Under the Plan.  Subject to adjustments as provided in Section 4.3 and to the limits otherwise set forth in the Scheme, the aggregate number of Shares that may be issued pursuant to Awards under the Plan is One Million (1,000,000) Shares.  Shares issued under the Plan may be shares of original issuance, shares held in the treasury of the Company or shares purchased in the open market or otherwise.  Shares covered by Awards that expire or are forfeited or canceled for any reason or which are settled in cash or otherwise are terminated without the delivery of the full number of Shares underlying the Award or to which the Award relates shall be available for further Awards under the Plan to the extent of such expiration, forfeiture, cancellation, cash settlement, etc.  However, Shares subject to an Award that are (a) withheld or retained by the Company in payment of the Option Price or other exercise or purchase price of an Award (including Shares withheld or retained by the Company or not issued in connection with the net settlement or net exercise of an Award), or (b) tendered to, withheld or retained by the Company in payment of tax withholding obligations relating to an Award shall not become available again for Awards under the Plan.

Notwithstanding the other provisions of this Section 4.1, the maximum number of Shares that may be issued pursuant to ISOs under this Plan shall be One Million (1,000,000) Shares, subject to adjustments as provided in Section 4.3.  No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share value shall be treated.

4.2          Individual Award Limits.  Notwithstanding any provision in the Plan to the contrary, no Participant shall be granted, during any one calendar year, Options covering in the aggregate more than One Hundred Thousand (100,000) Shares.

The foregoing limitation shall be applied in a manner that will permit Awards that are intended to constitute “performance-based compensation” under Section 162(m) of the Code to meet the applicable requirements thereunder.

4.3          Adjustments.  In the event of a reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, spin-off, combination of shares, merger, consolidation or similar transaction or other change in corporate capitalization affecting the Shares, equitable adjustments and/or substitutions, as applicable, to prevent the dilution or enlargement of rights may be made by the Committee to the maximum number and kind of Shares that may be issued under the Plan set forth in Section 4.1, the number of Shares subject to the ISO limit in Section 4.1, the number of Shares subject to the Award limits set forth in Section 4.2 (to the extent such adjustment would not cause a failure to comply with the “performance-based compensation” exception under Section 162(m) of the Code) and in the number, kind and price of Shares subject to outstanding Awards granted under the Plan.  In addition, the Committee, in its discretion, shall have the right to make such similar adjustments as described above in the event of any corporate transaction to which Section 424(a) of the Code applies or such other event that in the judgment of the Committee necessitates an adjustment as may be determined to be appropriate and equitable by the Committee.  Adjustments under this Section 4.3 shall, to the extent practicable and applicable, be made in a manner consistent with the requirements of Sections 162(m) and 409A of the Code and, in the case of ISOs, Sections 422 and 424(a) of the Code.  Notwithstanding the foregoing, the number of Shares subject to any Award shall always be a whole number and the Committee, in its discretion, shall make such adjustments as are necessary to eliminate fractional shares that may result from any adjustments made pursuant hereto.  Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an outstanding Award.

ARTICLE 5.	ELIGIBILITY AND PARTICIPATION

Awards under the Plan may be granted to Employees as selected by the Committee.  In determining the individuals to whom such an Award shall be granted and the terms and conditions of such Award, the Committee may take into account any factors it deems relevant, including the duties of the individual, the Committee’s assessment of the individual’s present and potential contributions to the success of the Company or its Subsidiaries and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.  Such determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. Subject to the Award limits set forth in Section 4.2, a Participant may be granted more than one Award under the Plan; however, a grant made hereunder in any one year to a Participant shall neither guarantee nor preclude a further grant to such Participant in that year or subsequent years.

ARTICLE 6.	OPTIONS

6.1          Grants of Options.  Subject to the provisions of the Plan, the Committee may grant Options upon the following terms and conditions:

(a)          Award Agreement.  Each grant of an Option shall be evidenced by an Award Agreement in such form as the Committee shall determine.  The Award Agreement shall specify the number of Shares to which the Option pertains, whether the Option is an ISO or a NSO, the Option Price, the term of the Option, the conditions upon which the Option shall become vested and exercisable, and such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine.  ISOs may be granted only to Employees of the Company or a Subsidiary.

(b)          Option Price.  The Option Price per Share shall be determined by the Committee, but shall not be less than the Fair Market Value per Share on the date of grant of the Option.   In the case of an ISO granted to a Ten Percent Stockholder, the Option Price per Share shall not be less than 110% of the Fair Market Value per Share on the date of grant of the Option.  Notwithstanding the foregoing, an Option may be granted with an Option Price per Share less than that set forth above if such Option is granted pursuant to an assumption of, or substitution for, another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)          Exercise of Options.  An Option shall be exercisable in whole or in part (including periodic installments) at such time or times, and subject to such restrictions and conditions, as the Committee shall determine.  Except as otherwise provided in the Award Agreement, the right to purchase Shares under the Option that become exercisable in periodic installments shall be cumulative so that such Shares (or any part thereof) may be purchased thereafter until the expiration or termination of the Option.

(d)          Option Term.  The term of an Option shall be determined by the Committee, but in no event shall an ISO be exercisable more than ten (10) years from the date of its grant or in the case of any ISO granted to a Ten Percent Stockholder, more than five (5) years from the date of its grant.

(e)          Termination of Service.  Except to the extent an Option remains exercisable as provided below or as otherwise set forth in the Award Agreement, an Option shall immediately terminate upon the Participant’s Termination of Service with the Company and its Subsidiaries for any reason.

(i)          General Rule.  In the event that a Participant incurs a Termination of Service for any reason other than Cause, Involuntary Termination Without Cause, or his death or Disability, the Participant may exercise an Option to the extent that the Participant was entitled to exercise such Option as of the date of termination, but only within such period of time ending on the earlier of (A) sixty (60) days following such Termination of Service or (B) the expiration of the term of the Option as set forth in the Award Agreement.

(ii)         Involuntary Termination Without Cause.  In the event that a Participant incurs a Termination of Service that constitutes an Involuntary Termination Without Cause, the Participant may exercise an Option to the extent that the Participant was entitled to exercise such Option as of the date of termination, but only within such period of time ending on the earlier of (A) ninety (90) days following such Termination of Service or (B) the expiration of the term of the Option as set forth in the Award Agreement.

(iii)        Disability.  In the event that a Participant incurs a Termination of Service as a result of the Participant’s Disability, the Participant may exercise an Option to the extent that the Participant was entitled to exercise such Option as of the date of termination, but only within such period of time ending on the earlier of (A) one (1) year following such Termination of Service or (B) the expiration of the term of the Option as set forth in the Award Agreement.

(iv)        Death.  In the event that a Participant’s Termination of Service is caused by the Participant’s death, or in the event of the Participant’s death following the Participant’s Termination of Service but during the exercise period following termination described in subparagraph (i), (ii) or (iii) above, as applicable, then an Option may be exercised to the extent the Participant was entitled to exercise such Option as of the date of death by the person or persons to whom the Participant’s rights to exercise the Option passed by will or the laws of descent and distribution (or by the executor or administrator of the Participant’s estate), but only within the period ending on the earlier of (A) one (1) year following the date of death or (B) the expiration of the term of the Option as set forth in the Award Agreement.

(f)          ISO Limitation.  To the extent that the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which a Participant’s ISOs are exercisable for the first time during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000 or such other applicable limitation set forth in Section 422 of the Code, such ISOs shall be treated as NSOs.  The determination of which ISOs shall be treated as NSOs generally shall be based on the order in which such ISOs were granted and shall be made in accordance with applicable rules and regulations under the Code.

(g)          Payment.  Options shall be exercised by the delivery of a written notice of exercise to the Company in the manner prescribed by the Company (or its delegate), specifying the number of Shares with respect to which the Option is to be exercised, accompanied by the aggregate Option Price for the Shares.  Unless otherwise provided by the Committee, the aggregate Option Price shall be payable to the Company in full (i) in cash or cash equivalents acceptable to the Company, (ii) subject to applicable law, by tendering previously acquired Shares (or delivering a certification of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares either were purchased on the open market or have been held by the Participant for a period of at least six months (unless such six-month period is waived by the Committee)), (iii) subject to applicable law and such rules as may be established by the Committee, by means of a “cashless exercise” facilitated by a securities broker approved by the Company through the irrevocable direction to sell all or part of the Shares being purchased and to deliver the Option Price (and any applicable withholding taxes) to the Company, or (iv) a combination of the foregoing.  The Committee also may provide that Options may be exercised using a “net share settlement” procedure, or by any other means it determines to be consistent with the Plan’s purpose and applicable law (including the tendering of Awards having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, as determined by the Committee).

(h)          Transfer Restrictions.  Except as otherwise set forth herein, Options may not be sold, transferred, pledged, assigned, alienated, hypothecated or disposed of in any manner other than by will or the laws of descent and distribution, and Options shall be exercisable during the Participant’s lifetime only by the Participant (or, to the extent permitted by applicable law, the Participant’s guardian or legal representative in the event of the Participant’s legal incapacity).  Notwithstanding the foregoing, the Committee, in its absolute discretion, may permit a Participant to transfer NSOs, in whole or in part, for no consideration to one or more Family Members; provided, that such transfer is permitted under applicable tax laws and Rule 16b-3 of the Exchange Act as in effect from time to time.  In all cases, the Committee must be notified in advance in writing of the terms of any proposed transfer to a permitted transferee and such transfers may occur only with the consent of and subject to the rules and conditions imposed by the Committee.  The transferred NSOs shall continue to be subject to the same terms and conditions in the hands of the transferee as were applicable immediately prior to the transfer (including the provisions of the Plan and Award Agreement relating to the expiration or termination of the NSOs).  The NSOs shall be exercisable by the permitted transferee only to the extent and for the periods specified herein and in any applicable Award Agreement.

(i)           No Shareholder Rights.  No Participant shall have any rights as a shareholder with respect to Shares subject to the Participant’s Option until the issuance of such Shares to the Participant pursuant to the exercise of such Option.

ARTICLE 7.	CHANGE IN CONTROL

7.1          Impact on Options.  Notwithstanding any other provision of the Plan, the Board may resolve in respect of all outstanding Options which remain to be exercised under the Plan that, conditional upon a relevant Change in Control, all Options shall be deemed to have vested and become exercisable. If the value of the Shares underlying an Option does not exceed the exercise price for that Option, such Option may be cancelled without any payment to the Participant.

ARTICLE 8.	FORFEITURE AND CLAWBACK

8.1          Forfeiture and Recoupment.  Notwithstanding any other provision of the Plan to the contrary, an Award Agreement may provide that an Award and/or a Participant’s rights, payments and benefits with respect to an Award (including Awards that have become vested and exercisable), including without limitation the right to receive an Award, to exercise an Award, to retain an Award or other Awards, to retain cash or Shares acquired in connection with an Award and/or to retain the profit or gain realized by the Participant in connection with an Award shall be subject to reduction, rescission, forfeiture or recoupment upon the occurrence of certain events (including, but not limited to, Termination of Service for Cause, breach of confidentiality or other restrictive covenants that apply to the Participant, engaging in competition against the Company, or other conduct or activity by the Participant that is detrimental to the business or reputation of the Company), whether during or after termination, in addition to any forfeitures due to a vesting schedule or Termination of Service and any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise.

8.2          Company Policies.  All Awards granted under the Plan also shall be subject to the terms and conditions of any policy regarding clawbacks, forfeitures, or recoupments adopted by the Company from time to time.  Without limiting the foregoing, by acceptance of any Award, each Participant agrees to repay to the Company any amount that may be required to be repaid under any such policy.

ARTICLE 9.	AMENDMENT, SUSPENSION AND TERMINATION

9.1          Amendment, Suspension and Termination of Plan.  The Board may at any time, and from time to time, amend, suspend or terminate the Plan in whole or in part; provided that, any such amendment, suspension or termination of the Plan shall be subject to the requisite approval of the stockholders of the Company (a) to the extent stockholder approval is necessary to satisfy the applicable requirements of the Code (including, but not limited to, Sections 162(m) and 422 thereof), the Exchange Act or Rule 16b-3 thereunder, any New York Stock Exchange, Nasdaq or securities exchange listing requirements or any other law or regulation; or (b) if such amendment is intended to allow the Option Price of outstanding Options to be reduced by repricing or replacing such Options.  Unless sooner terminated by the Board, the Plan shall terminate on December 7, 2026, a term of ten years from the date the Scheme was initially adopted by the Board.  No further Awards may be granted after the termination of the Plan, but the Plan shall remain effective with respect to any outstanding Awards previously granted.  No amendment, suspension or termination of the Plan shall adversely affect in any material way the rights of a Participant under any outstanding Award without the Participant’s consent.

9.2          Amendment of Awards.  Subject to Section 9.1 above, the Committee may at any time amend the terms of an Award previously granted to a Participant, but no such amendment shall adversely affect in any material way the rights of the Participant without the Participant’s consent except as otherwise provided in the Plan or the Award Agreement.

9.3          Compliance Amendments. Notwithstanding any other provision of the Plan to the contrary, the Board may amend the Plan and/or the Committee may amend any outstanding Award in any respect it deems necessary or advisable to comply with applicable law or address other regulatory matters without obtaining a Participant’s consent, including but not limited to reforming (including on a retroactive basis, if permissible and applicable) any terms of an outstanding Award to comply with or meet an exemption from Section 409A of the Code or to comply with any other applicable laws, regulations or exchange listing requirements (including changes thereto).

ARTICLE 10.	WITHHOLDING

10.1        Tax Withholding Requirements.  The Company and its Subsidiaries shall have the power and the right to deduct or withhold from cash payments or, subject to Section 10.2, other property to be paid to the Participant, or require a Participant to remit to the Company or a Subsidiary, an amount sufficient to satisfy federal, state, local, or foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with an Award under this Plan.  The Company shall not be required to issue, deliver or release restrictions on any Shares or settle any Awards payable hereunder if such withholding requirements have not been satisfied.

10.2        Withholding Arrangements.  With respect to withholding required upon the exercise of Options, or upon any other taxable event arising as a result of Awards granted hereunder that are to be paid in the form of cash or Shares, at the discretion of the Committee and pursuant to such procedures as it may specify, the Committee may require or permit the Participant to satisfy the Participant’s withholding obligations (a) by delivering cash or having the Company or applicable Subsidiary withhold an amount from cash otherwise due the Participant; and/or (b) provided that any such share withholding or delivery can be effected without causing liability under Section 16(b) of the Exchange Act: (i) by having the Company or applicable Subsidiary withhold or retain from an Award Shares having a Fair Market Value on the date the tax is to be determined of no more than the minimum statutory total tax that could be imposed on the transaction (if necessary to avoid adverse accounting consequences to the Company), or (ii) by delivering sufficient Shares the Participant already owns (which are not subject to any pledge or security interest) having a Fair Market Value of no more than the minimum statutory total tax that could be imposed on the transaction (if necessary to avoid adverse accounting consequences to the Company).  Notwithstanding the foregoing, the Committee shall have the right to restrict a Participant’s ability to satisfy tax obligations through share withholding and delivery as it may deem necessary or appropriate.

ARTICLE 11.	GENERAL PROVISIONS

11.1        Restrictions on Stock Ownership/Legends.  Notwithstanding anything in the Plan to the contrary, the Committee, in its discretion, may establish guidelines applicable to the ownership of any Shares acquired pursuant to the exercise of an Option or in connection with any other Award under this Plan as it may deem desirable or advisable, including, but not limited to, time-based or other restrictions on transferability regardless of whether or not the Participant is otherwise vested in such Shares.  All share certificates representing Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable and the Committee may cause any such certificates to have legends affixed thereto to make appropriate references to any applicable restrictions.

11.2        Deferrals.  Subject to Section 11.10, the Committee may require or permit a Participant to defer receipt of the delivery of Shares or other payments pursuant to Awards under the Plan that otherwise would be due to such Participant.  Subject to Section 11.10, any deferral elections shall be subject to such terms, conditions, rules and procedures as the Committee shall determine.

11.3        No Employment or Service Rights.  Nothing in the Scheme, the Plan or any Award Agreement shall confer upon any Participant any right to continue in the employ or service of the Company or a Subsidiary nor interfere with or limit in any way the right of the Company or a Subsidiary to terminate any Participant’s employment by the Company or Subsidiary at any time for any reason.

11.4        No Participation Rights.  No person shall have the right to be selected to receive an Award under this Plan and there is no requirement for uniformity of treatment among Participants.

11.5        No Trust or Fund Created.  To the extent that any person acquires a right to receive Shares or cash payments under the Plan, such right shall be only contractual in nature unsecured by any assets of the Company or a Subsidiary.  Neither the Company nor any Subsidiary shall be required to segregate any specific funds, assets or other property from its general assets with respect to any Awards under this Plan.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or any Subsidiary, on the one hand, and any Participant or other person, on the other hand.  Participants shall have no rights under the Plan other than as unsecured general creditors of the Company or the applicable Subsidiary.

11.6        Restrictions on Transferability.  Except as otherwise provided herein or in an Award Agreement, no Award or any Shares subject to an Award that have not been issued, or as to which any applicable restrictions have not lapsed, may be sold, transferred, pledged, assigned, alienated, hypothecated or disposed of in any manner.  Any attempt to transfer an Award or such Shares in violation of the Plan or an Award Agreement shall relieve the Company and its Subsidiaries from any obligations to the Participant thereunder.

11.7        Requirements of Law.  The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.  With respect to Participants who are subject to Section 16 of the Exchange Act, this Plan and Awards granted hereunder are intended to comply with the provisions of and satisfy the requirements for exemption under Rule 16b-3 or any successor rule under the Exchange Act.

11.8        Approvals and Listing.  The Company shall not be required to grant, issue or settle any Awards or issue any certificate or certificates for Shares under the Plan prior to (a) obtaining any required approval from the shareholders of the Company; (b) obtaining any approval from any governmental agency that the Company shall, in its discretion, determine to be necessary or advisable; (c) the admission of such Shares to listing on any national securities exchange on which the Company’s Shares may be listed; and (d) the completion of any registration or other qualification of such Shares under any state or federal law or ruling or regulation of any governmental or regulatory body that the Company shall, in its sole discretion, determine to be necessary or advisable.  The Company may require that any recipient of an Award make such representations and agreements and furnish such information as it deems appropriate to assure compliance with the foregoing or any other applicable legal requirement.  Notwithstanding the foregoing, the Company shall not be obligated at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Shares that may be issued pursuant to this Plan.

11.9        Compliance with Code Section 162(m).  It is intended that the Plan comply fully with and meet all of the requirements for “performance-based compensation” under Section 162(m) of the Code with respect to Options granted hereunder.  At all times when the Committee determines that compliance with the “performance-based compensation” exception under Section 162(m) of the Code is required or desired, it is intended that the Plan be resubmitted to the shareholders of the Company as necessary in accordance with Section 162(m) of the Code (which Treasury Regulations thereunder currently require that the shareholders reapprove the Plan no later than the first stockholders meeting that occurs in the fifth year following the year in which the shareholders previously approved the Plan).  In addition, in the event that changes are made to Section 162(m) of the Code to permit greater flexibility with respect to any Award or Awards under the Plan, the Committee may make any adjustments it deems appropriate.  The Committee may, in its discretion, determine that it is advisable to grant Awards that shall not qualify as “performance-based compensation,” and the Committee may grant Awards that do not satisfy the requirements of Section 162(m) of the Code.

11.10      Compliance with Code Section 409A.      It is generally intended that the Scheme, the Plan and all Awards hereunder either comply with or meet the requirements for an exemption from Section 409A of the Code and the Plan shall be operated, interpreted and administered accordingly.  No Award (or modification thereof) shall provide for a deferral of compensation (within the meaning of and subject to Section 409A of the Code) that does not comply with Section 409A of the Code and the Award Agreement shall incorporate the terms and conditions required by Section 409A of the Code, unless the Committee, at the time of grant (or modification, as the case may be), provides that the Award is not intended to comply with Section 409A of the Code.  Notwithstanding anything in the Scheme or the Plan to the contrary, the Committee may amend or vary the terms of Awards under the Plan in order to conform such terms to the requirements of Section 409A of the Code.  Except as may be provided in an Award Agreement, to the extent that any Award provides for a deferral of compensation subject to Section 409A of the Code and the Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined by the Company in accordance with its procedures), benefits payable under the Award that are required to be postponed under Section 409A of the Code following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) shall not be paid until after six months following such separation from service (except as Section 409A of the Code may permit), but shall instead be accumulated and paid in a lump sum, without interest, on the first business day following expiration of such six-month period.  To the extent an Award does not provide for a deferral of compensation subject to Section 409A of the Code, but may be deferred under a nonqualified deferred compensation plan established by the Company, the terms of such nonqualified deferred compensation plan shall govern such deferral, and to the extent necessary, are incorporated herein by reference.  Notwithstanding any other provisions of the Plan or any Award Agreement, the Company does not guarantee to any Participant (or any other person with an interest in an Award) that the Plan or any Award hereunder complies with or is exempt from Section 409A of the Code, and shall not have any liability to or indemnify or hold harmless any individual with respect to any tax consequences that arise from any such failure to comply with or meet an exemption under Section 409A of the Code.

11.11      Other Corporate Actions.  Nothing contained in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Company to adopt other compensation arrangements (including an arrangement not intended to be performance-based compensation under Section 162(m) of the Code) or the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its business or assets.

11.12      Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine, and the plural shall include the singular and the singular shall include the plural.

11.13       Severability.  The invalidity or unenforceability of any particular provision of this Plan shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner that conforms to applicable law or as if such provision was omitted.

11.14      Participants Outside of the United States. Notwithstanding anything in the Scheme or the Plan to the contrary, the Committee may, in its sole discretion, vary, modify or amend the terms of Awards made to or held by a Participant in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to or accommodate differences in laws, rules, regulations, customs or policies of the United States where the Participant is located or employed or so that the value and other benefits of the Award to the Participant, as affected by United States tax laws and other restrictions applicable as a result of the Participant’s residence or employment in the United States, shall be comparable to the value of such Award to a Participant who is a resident or primarily employed in the United Kingdom.  The Committee also may establish administrative rules and procedures to facilitate the operation of the Plan in The United States.  An Award may have terms that are inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the affected Participant.

11.15      Governing Law.  To the extent not preempted by federal law, the Plan, and all Award Agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware (excluding the principles of conflict of law thereof).  The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Plan or any Awards hereunder will be exclusively in the courts of the State of Delaware, County of New Castle, including the federal courts located therein (should federal jurisdiction exist).

11.16      Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor of the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company or other transaction.

11.17      Titles and Headings.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.